Exhibit 10-a

AT&T INC.

2026 Incentive Plan

Article 1.	Establishment and Purpose.

1.01	Establishment of the Plan. AT&T Inc., a Delaware corporation (the “Company” or “AT&T”), hereby establishes an incentive compensation plan (the “Plan”), as set forth in this document.

1.02

Purpose of the Plan. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Participants to those of the Company’s stockholders, and by providing Participants with an incentive for outstanding performance. The purpose is also to align the interests of Participants with those of the Company’s stockholders with respect to the protection of Company trade secrets, confidential information, goodwill and other protectable interests.

1.03	Effective Date of the Plan. The Plan is effective on May 14, 2026 (the “Effective Date”).

Article 2.	Definitions.

2.01	Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)

“Applicable Law” means the legal requirements relating to the administration of options and share-based or performance-based awards under any applicable laws of the United States, any other country, and any provincial, state, or local subdivision, any applicable stock exchange or automated quotation system rules or regulations, as such laws, rules, regulations and requirements shall be in place from time to time.

(b)	“Award” means, individually or collectively, a grant or award under this Plan of Stock Options, Restricted Stock (including unrestricted Stock), Restricted Stock Units, or Performance Stock Units.

(c)	“Award Agreement” means an agreement which may be entered into by each Participant and the Company, setting forth the terms and provisions applicable to Awards granted to Participants under this Plan.

(d)	“Board” or “Board of Directors” means the AT&T Board of Directors.

(e)

“Cause” means willful or gross misconduct on the part of an Employee, persistent failure to perform the basic duties and functions of the Employee’s position (other than due to Disability) or material violation of the Company’s policies and procedures, including but not limited to the Code of Business Conduct, as determined by the Committee in its sole discretion.

(f)

“Change in Control” shall be deemed to have occurred if (1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities; or (2) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new Director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (4) the a complete liquidation of the Company or the consummation of a sale or disposition by the Company of all or substantially all the Company’s assets.

(g)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h)	“Committee” means the committee or committees of the Board of Directors given authority to administer the Plan as provided in Article 3.

(i)	“Director” means any individual who is a member of the AT&T Board of Directors.

(j)

“Disability” means, absence of an Employee from work under the relevant Company or Subsidiary long term disability plan, but subject to the requirements of Code Section 409A and the regulations thereunder in all cases.

(k)

“Employee” means any employee of the Company or of one of the Company’s Subsidiaries, excluding any temporary and fixed-term employees (as indicated on the records of the Company or one of the Company’s Subsidiaries, as applicable). “Employment” means the employment of an Employee by the Company or one of its Subsidiaries. Directors who are not otherwise employed by the Company shall not be considered Employees under this Plan.

(l)	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor Act thereto.

(m)

“Executive Level Employee” means a Participant who is an officer level Employee or a “VP level” Employee or “senior manager” Employee, in each case, for compensation purposes as indicated on the records of AT&T. References to records of AT&T shall include the records of its Subsidiaries.

(n)	“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.

(o)

“Fair Market Value” means the closing price on the NYSE for a Share on the relevant date, or if such date was not a trading day, the next preceding trading date, all as determined by the Company. A trading day is any day that the Shares are traded on the NYSE. In lieu of the foregoing, the Committee may, from time to time, select any other index or measurement to determine the Fair Market Value of Shares under the Plan, including but not limited to an average determined over a period of trading days.

(p)

“Insider” means an Employee who is, on the relevant date, an executive officer of AT&T, as that term is used under the Exchange Act, or any other Employee whom the Disinterested Committee deems appropriate.

(q)

“NYSE” or “New York Stock Exchange.” If the New York Stock Exchange is no longer the principal exchange on which the stock is listed, then NYSE shall refer to such principal exchange unless otherwise provided by the Disinterested Committee.

(r)	“Option” means an option to purchase Shares from AT&T.

(s)	“Participant” means an Employee or former Employee who holds an outstanding Award granted under the Plan.

(t)	“Performance Stock Unit” means an Award granted to an Employee pursuant to Article 8 herein.

(u)

“Retirement” or to “Retire” means the Participant’s Termination of Employment for any reason other than death, Disability, or for Cause, on or after the earlier of the following dates: (1) the date the Participant is at least age fifty-five (55) and has completed a 10-year Term of Employment; or (2) the date the Participant has attained one of the following combinations of age and service, except as otherwise provided by the Committee:

Term of Employment	Age

10 years or more	65 or older

20 years or more	55 or older

25 years or more	50 or older

30 years or more	Any age

For purposes of this Plan only, “Term of Employment” shall have the same meaning as in the AT&T Pension Benefit Plan — Nonbargained Program (“Pension Plan”), as that may be amended from time to time, except that service with a Participant’s employer shall be counted as though the employer were a “Participating Company” under the Pension Plan and the Employee was a participant in the Pension Plan.

(v)

“Severance Termination of Employment” means a Termination of Employment where the Participant receives a cash severance payment under a severance plan of the Participant’s employer or pursuant to an individually negotiated severance agreement.

(w)	“Shares” or “Stock” means the shares of common stock of the Company.

(x)	“Subsidiary” means any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a fifty percent (50%) or greater ownership interest.

(y)

“Surplus Termination of Employment” means a Termination of Employment as a result of force surplus, technological, operational, organizational and/or structural changes affecting the relevant employer without an offer for comparable employment, or an Employment Termination that occurs as a result of the Employee declining a Company initiated or offered job relocation to a work location that is more than fifty (50) miles from the Employee’s primary assigned work location and that increases the Employee’s work commute.

(z)

“Termination of Employment” or a similar reference means the event where the Employee is no longer an Employee of the Company or of any Subsidiary, including but not limited to where the employing company ceases to be a Subsidiary. With respect to any Award that provides “nonqualified deferred compensation” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code.

Article 3.	Administration.

3.01	The Committee. Administration of the Plan shall be as follows:

(a)

With respect to Insiders, the Plan and Awards hereunder shall be administered by the Human Resources Committee of the Board or such other committee as may be appointed by the Board for this purpose (each of the Human Resources Committee and such other committee is the “Disinterested Committee”), where each Director on such Disinterested Committee is a “Non-Employee Director,” as that term is used in Rule 16b-3 under the Exchange Act (or any successor designation for determining the committee that may administer plans, transactions or awards exempt under Section 16(b) of the Exchange Act), as that rule may be modified from time to time.

(b)

With respect to persons who are not Insiders, the Plan and Awards hereunder shall be administered by each of the Disinterested Committee and such other committee, if any, to which the Board may delegate such authority (such other Committee shall be the “Non-Insider Committee”), and each such Committee shall have full authority to administer the Plan and all Awards hereunder, except as otherwise provided herein or by the Board. The Disinterested Committee may, from time to time, limit the authority of the Non-Insider Committee in any way. Any Committee may be replaced by the Board at any time.

(c)	Except as otherwise indicated from the context, references to the “Committee” in this Plan shall be to either of the Disinterested Committee or the Non-Insider Committee.

3.02

Authority of the Committee. The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to exercise all of the powers granted to it under the Plan, which shall include but not be limited to the authority to:

(a)	construe, interpret and implement the Plan, grant terms and grant notices, and all Award Agreements;

(b)	prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations;

(c)	make all determinations necessary or advisable in administering the Plan or any Award thereunder;

(d)	correct any defect, supply any omission and reconcile any inconsistency in the Plan; and

(e)	with respect to Awards:

(i)	grant Awards,

(ii)	determine who shall receive Awards,

(iii)	determine when Awards shall be granted,

(iv)

determine the terms and conditions of Awards, including, but not limited to, conditioning the exercise, vesting, payout or other terms or conditions of an Award on the achievement of Performance Goals (as defined in Article 8),

(v)	determine whether and to the extent the terms and conditions of Awards have been achieved, satisfied or violated, and

(vi)

determine what corrective, preventive, or remedial measures should be taken in response to a failure to satisfy the terms and conditions of an Award or the violation of the terms and conditions of an Award.

3.03	No Award may be made under the Plan after May 13, 2036.

3.04

References to determinations or other actions by AT&T or the Company, herein, including the correction of errors pursuant to Section 14.04, shall mean actions authorized by the Committee, the Chief Executive Officer , the most senior human resources executive (“CHRO”) or their respective duly authorized delegates, in each case in the discretion of such person and subject to Applicable Law, provided, however, only the Disinterested Committee may take action with respect to Insiders with regard to granting or determining the terms of Awards or other matters that would require the Disinterested Committee to act in order to comply with Rule 16b-3 promulgated under the Exchange Act.

3.05

All determinations and decisions made by AT&T pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including but not limited to the Company, its stockholders, Employees, Participants, and their estates and beneficiaries.

3.06

This Plan is not intended to and does not limit the discretion of the Committee or the Company in any way to pay any form of compensation in lieu of or in addition to the Awards or other compensation provided by this Plan.

Article 4.	Shares Subject to the Plan.

4.01	Number of Shares. Subject to adjustment as provided in Section 4.03 herein, the number of Shares available for issuance under the Plan shall not exceed one hundred thirty (130) million Shares, less any shares subject to any award granted under the 2018 Incentive Plan following February 28, 2026 and prior to the Effective Date. The Shares granted under this Plan may be either authorized but unissued or reacquired Shares. The Disinterested Committee shall have full discretion to determine the manner in which Shares available for grant are counted in this Plan.

4.02

Share Accounting. Without limiting the discretion of the Committee under this section, unless otherwise provided by the Disinterested Committee, the following rules will apply for purposes of the determination of the number of Shares available for grant under the Plan or compliance with the foregoing limits:

(a)

If an outstanding Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if Shares acquired pursuant to such an award subject to forfeiture are forfeited under the terms of the Plan or the relevant award, the Shares allocable to the terminated portion of such award or such forfeited Shares shall again be available for issuance under the Plan.

(b)	Shares shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash, other than an Option.

(c)

When an Option is exercised (including but not limited to a Stock-Settled exercise), the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

4.03

Adjustments in Authorized Plan Shares and Outstanding Awards. In the event of any merger, reorganization, consolidation, recapitalization, separation, split-up, liquidation, Share combination, Stock split, Stock dividend, or other change in the corporate structure of the Company affecting the Shares, an adjustment shall be made in the number and class of Shares which may be delivered under the Plan (including but not limited to individual limits), and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, and/or the number of outstanding Options, Shares of Restricted Stock, and Performance Stock Units (and any other Awards whose value is based on a number of Shares) constituting outstanding Awards, as may be determined to be appropriate and equitable by the Disinterested Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Article 5.	Eligibility and Participation.

5.01

Eligibility. All management Employees are eligible to receive Awards under this Plan. For the avoidance of doubt, Employees who are on an approved leave of absence or on short-term disability leave shall remain eligible to receive Awards under this Plan, subject to the discretion of the Committee. Independent contractors and consultants who are not employed by the Company or one of its Subsidiaries shall not be eligible to receive Awards under this Plan.

5.02

Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Employees, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Employee is entitled to receive an Award unless selected by the Committee.

Article 6.	Stock Options.

6.01

Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to eligible Employees at any time and from time to time, and under such terms and conditions, as shall be determined by the Committee. The Committee shall have discretion in determining the number of Shares subject to Options granted to each Employee.

6.02

Form of Issuance. The Committee may require, as a condition to receiving an Option Award, that the Participant enter into an Option Award Agreement, setting forth the terms and conditions of the Award. In lieu of an Option Award Agreement, the Committee may provide the terms and conditions of an Option Award in a notice to the Participant, in the resolution approving the Award, or in such other manner as it deems appropriate. Such terms and conditions shall include the Exercise Price, the duration of the Option, the number of Shares to which an Option pertains (unless otherwise provided by the Committee, each Option may be exercised to purchase one Share), and such other provisions as the Committee shall determine.

6.03

Exercise Price. Unless a greater Exercise Price is determined by the Committee, the Exercise Price for each Option Awarded under this Plan shall be equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted. Subject to adjustment as provided in Section 4.03 herein or as otherwise provided herein, the terms of an Option may not be amended to reduce the exercise price nor may Options be canceled or exchanged for cash, other awards or Options with an exercise price that is less than the exercise price of the original Options.

6.04

Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant (which duration may be extended by the Committee); provided, however, that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. In the event the Committee does not specify the expiration date of an Option, then such Option will expire on the tenth (10th) anniversary date of its grant, except as otherwise provided herein.

6.05

Vesting of Options. A grant of Options shall vest at such times and under such terms and conditions as determined by the Committee; provided, however, unless another vesting period is provided by the Committee at or before the grant of an Option, one-third of the Options will vest on each of the first three anniversaries of the grant; if one Option remains after equally dividing the grant by three, it will vest on the first anniversary of the grant, if two Options remain, then one will vest on each of the first two anniversaries. The Committee shall have the right to accelerate the vesting of any Option; however, the Chief Executive Officer or the CHRO, or such other persons designated by the Committee, shall have the authority to accelerate the vesting of Options for any Participant who is not an Insider.

6.06	Exercise of Options.

(a)

An Option shall be exercised by providing notice to the designated agent selected by the Company (if no such agent has been designated, then to the Company), in the manner and form determined by the Company, which notice shall be irrevocable, setting forth the exact number of Shares with respect to which the Option is being exercised and including with such notice payment of the Exercise Price, as applicable. When an Option has been transferred, the Company or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a Share.

(b)

Options granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant. Unless otherwise provided by the Committee, exercises of Options may be effected only on days and during the hours that the NYSE is open for regular trading. The Company may change or limit the times or days Options may be exercised. If an Option expires on a day or at a time when exercises are not permitted, then the Options may be exercised no later than the immediately preceding date and time that the Options were exercisable.

6.07	Payment of the Exercise Price.

(a)

Unless otherwise determined by the Committee, the Exercise Price shall be paid in full at the time of exercise. No Shares shall be issued or transferred until full payment has been received or the next business day thereafter, as determined by AT&T.

(b)

The Committee may, from time to time, determine, modify, or limit the method or methods of exercising Options or the manner in which the Exercise Price is to be paid. Unless otherwise provided by the Committee in full or in part:

(i)	Payment may be made in cash.

(ii)

An Option may be “stock settled,” which shall mean upon exercise of an Option, the Company shall deliver that number of shares of Stock found by taking the difference between (A) the Fair Market Value of the Stock as of the first day that the Stock was traded on the NYSE immediately preceding the exercise date, multiplied by the number of Options being exercised and (B) the total Exercise Price of the Options being exercised, and dividing such difference by the Fair Market Value of the Stock as of the first day that the Stock was traded on the NYSE immediately preceding the exercise date.

(iii)

If the Company has designated an agent to process Option exercises, an Option may be exercised by issuing an exercise notice together with instructions to such agent irrevocably instructing the agent (which shall include any broker-dealer engaged by the agent): (A) to immediately sell (which shall include an exercise notice that becomes effective upon execution of a sale order) a sufficient portion of the Shares to be received from the Option exercise to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the Exercise Price and tax withholding to the Company. In the event the agent sells any Shares on behalf of a Participant, the agent shall be acting solely as the agent of the Participant, and the Company disclaims any responsibility for the actions of the agent in making any such sales. No Shares shall be issued until the settlement date and until the proceeds (equal to the Exercise Price and tax withholding) are paid to the Company.

6.08	Termination of Employment. Unless otherwise provided by the Committee, the following limitations on exercise of Options shall apply upon Termination of Employment:

(a)

Termination by Death or Disability. In the event of the Participant’s Termination of Employment by reason of death or Disability, all outstanding Options granted to that Participant shall immediately vest as of the date of Termination of Employment and may be exercised, if at all, no more than five (5) years from the date of the Termination of Employment, unless the Options, by their terms, expire earlier.

(b)

Termination for Cause. In the event of the Participant’s Termination of Employment for Cause, then the Committee may, in its sole discretion, forfeit all outstanding Options held by the Participant to the Company and no additional exercise period shall be allowed, regardless of the vested status of the Options.

(c)	Retirement or Other Termination of Employment. In the event of the Participant’s Termination of Employment for any reason other than the reasons set forth in (a) or (b), above:

(i)

If upon the Participant’s Termination of Employment, the Participant is eligible to Retire, then all outstanding unvested Options granted to that Participant shall immediately vest as of the date of the Participant’s Termination of Employment;

(ii)

All outstanding Options which are vested as of the effective date of Termination of Employment may be exercised, if at all, no more than five (5) years from the date of Termination of Employment if the Participant is eligible to Retire, or three (3) months from the date of the Termination of Employment if the Participant is not eligible to Retire, as the case may be, unless in either case the Options, by their terms, expire earlier; and

(iii)	In the event of the death of the Participant after Termination of Employment, this paragraph (c) shall still apply and not paragraph (a), above.

(d)

Options not Vested at Termination. Except as provided in paragraphs (a) and (c)(i), above, all Options held by the Participant which are not vested on or before the effective date of Termination of Employment shall immediately be forfeited to the Company (and the Shares subject to such forfeited Options shall once again become available for issuance under the Plan).

(e)	Other Terms and Conditions. Notwithstanding the foregoing, the Committee may, in its sole discretion, establish different, or waive, terms and conditions pertaining to the effect of

Termination of Employment on Options, whether or not the Options are outstanding, but no such modification shall shorten the terms of Options issued prior to such modification or otherwise be materially adverse to the Participant.

6.09	Restrictions on Exercise and Transfer of Options. Unless otherwise provided by the Committee:

(a)

During the Participant’s lifetime, the Participant’s Options shall be exercisable only by the Participant or by the Participant’s guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof determined in accordance with Section 9.01 hereof.

(b)

No Option shall be transferable except: (i) in the case of the Participant, only upon the Participant’s death and in accordance with Section 9.01 hereof; and (ii) in the case of any holder after the Participant’s death, only by such holder’s surviving spouse, if any, and if none, by the estate of such holder.

Article 7.	Restricted Stock and Restricted Stock Units.

7.01

Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to eligible Employees in such amounts and upon such terms and conditions as the Committee shall determine. In addition to any other terms and conditions imposed by the Committee, vesting of Restricted Stock may be conditioned upon the achievement of Performance Goals in the same manner as provided in Section 8.04, herein, with respect to Performance Stock Units.

7.02

Restricted Stock Agreement. The Committee may require, as a condition to receiving a Restricted Stock Award, that the Participant enter into a Restricted Stock Award Agreement, setting forth the terms and conditions of the Award. In lieu of a Restricted Stock Award Agreement, the Committee may provide the terms and conditions of an Award in a notice to the Participant of the Award, on the Stock certificate representing the Restricted Stock, in the resolution approving the Award, or in such other manner as it deems appropriate.

7.03

Transferability. Except as otherwise provided in this Article 7, and subject to any additional terms in the grant thereof, Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until fully vested.

7.04	Restrictions.

(a)

The Restricted Stock shall be subject to such vesting terms, including the achievement of Performance Goals (as described in Section 8.04), as may be determined by the Committee. Unless otherwise provided by the Committee, to the extent Restricted Stock is subject to any condition to vesting, if such condition or conditions are not satisfied by the time the period for achieving such condition has expired, such Restricted Stock shall be forfeited. The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including but not limited to a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock and/or restrictions under applicable Federal or state securities laws; and may legend the certificates representing Restricted Stock to give appropriate notice of such restrictions. The Committee may also grant Restricted Stock without any terms or conditions in the form of vested Stock Awards.

(b)

The Company shall have the right to retain the certificates, if any, representing Shares of Restricted Stock in the Company’s possession until such time as the Shares are fully vested and all conditions and/or restrictions applicable to such Shares have been satisfied.

7.05

Removal of Restrictions. Except as otherwise provided in this Article 7 or otherwise provided in the grant terms, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after completion of all conditions to vesting, if any. However, the Committee, in its sole discretion, shall have the right to immediately vest the shares and waive all or part of the restrictions and conditions with regard to all or part of the Shares held by any Participant at any time.

7.06

Voting Rights, Dividends and Other Distributions. Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights and, unless otherwise provided in the grant terms, shall receive all dividends and distributions paid with respect to such Shares. The Committee may require that dividends and other distributions, other than regular cash dividends, paid to Participants with respect to Shares of Restricted Stock be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in Shares, the Shares shall automatically be subject to the same restrictions and conditions as the Shares of Restricted Stock with respect to which they were paid.

7.07

Termination of Employment Due to Death or Disability. In the event of the Participant’s Termination of Employment by reason of death or Disability, all restrictions imposed on outstanding Shares of Restricted Stock held by the Participant shall immediately lapse and the Restricted Stock shall immediately become fully vested as of the date of Termination of Employment.

7.08

Termination of Employment for Other Reasons. Unless otherwise provided by the Committee, in the event of the Participant’s Termination of Employment for any reason other than due to death, Disability, Surplus Termination of Employment or Severance Termination of Employment, all Shares of Restricted Stock held by the Participant which are not vested as of the effective date of Termination of Employment immediately shall be forfeited and returned to the Company.

7.09	Restricted Stock Units.

(a)

In lieu of or in addition to Restricted Stock, the Committee may grant Restricted Stock Units under such terms and conditions as shall be determined by the Committee. Restricted Stock Units shall be subject to the same terms and conditions under this Plan as Restricted Stock except as otherwise provided in this Section 7.09 or as otherwise provided by the Committee. Except as otherwise provided by the Committee, the award shall be settled and pay out promptly upon vesting (to the extent permitted by Section 409A of the Code), and the Participant holding such Restricted Stock Units shall receive, as determined by the Committee, Shares (or cash equal to the Fair Market Value of the number of Shares as of the date the award becomes payable) equal to the number of such Restricted Stock Units. Restricted Stock Units shall not be transferable, shall have no voting rights, and shall not receive dividends, but shall, unless otherwise provided by the Committee, receive Dividend Equivalents (as defined below) at the time and at the same rate as dividends are paid on Shares with the same record and pay dates.

(b)

Except as otherwise provided by the Committee, upon a Participant’s Termination of Employment due to death or Disability or upon becoming or being Retirement eligible, his or her Restricted Stock Units will vest, and in the case of death, will pay out promptly, and in other cases, will pay out at the scheduled distribution date. If the Participant dies after Termination of Employment, vested Restricted Stock Units will be promptly paid out.

7.10

Surplus Termination of Employment or Severance Termination of Employment. Except as otherwise provided by the Committee, in the event of a Participant’s Surplus Termination of Employment that occurs prior to the vesting date of a grant of Restricted Stock or Restricted Stock Units made to such Participant, such grant shall be pro-rated and vested as follows: the number of the Participant’s unvested Restricted Stock or Restricted Stock Units shall be prorated by multiplying the number of unvested Restricted Stock or Restricted Stock Units by the number of months in the restriction period during which the Participant worked at least one day divided by the total number of months in the restriction period, and such prorated amount shall be immediately vested; provided, however, such Restricted Stock Units shall not be payable until the originally scheduled distribution date(s), or as otherwise provided in the Plan. Except as otherwise provided by the Committee, in the event of a Participant’s Severance Termination of Employment that occurs prior to the vesting date of a grant of Restricted Stock or Restricted Stock Units made to such Participant, any unvested Restricted Stock shall be forfeited and any unvested Restricted Stock Units shall be treated in the same manner as a Surplus Termination of Employment.

Article 8.	Performance Stock Units.

8.01

Grants of Performance Stock Units. Subject to the terms of the Plan, Performance Stock Units may be granted to eligible Employees at any time and from time to time, as determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Stock Units Awarded to each Participant and the terms and conditions of each such Award.

8.02

Value of Performance Stock Units. A Performance Stock Unit shall be equal in value to a Share, a fixed dollar amount, or a dollar amount based on the value of a Share, as determined by the Committee. The Committee may also denominate a Performance Stock Unit Award in dollars instead of units.

8.03	Performance Period. The Performance Period for Performance Stock Units is the period over which the Performance Goals are measured. The Performance Period is set by the Committee for each Award.

8.04	Performance Goals.

For each Award of Performance Stock Units, the Committee shall establish (and may establish for other Awards) performance objectives (“Performance Goals”) for the Company, its Subsidiaries, and/or divisions of any of foregoing, using such criteria, exceptions and other terms and conditions as it shall determine.

8.05

Dividend Equivalents on Performance Stock Units. Unless otherwise provided by the Committee, a cash payment (“Dividend Equivalent”) in an amount equal to the dividend payable on one Share shall be made to a Participant for each Performance Stock Unit held by such Participant on the record date for the dividend. Such Dividend Equivalent, if any, will be payable at the time the relevant AT&T common stock dividend is payable or at such other time as determined by the Committee, and may be modified or terminated by the Committee at any time. Notwithstanding the foregoing, unless otherwise provided by the Committee, Dividend Equivalents paid with respect to Performance Stock Units granted to an Executive Level Employee shall only be paid on the number of Performance Stock Units actually distributed and such payment shall be made when the related Performance Stock Unit are distributed.

8.06	Form and Timing of Payment of Performance Stock Units.

(a)

As soon as practicable after the applicable Performance Period has ended and all other conditions (other than Committee actions) to conversion and distribution of a Performance Stock Unit Award have been satisfied (or, if applicable, at such other time determined by the Committee at or before the establishment of the Performance Goal), the Committee shall determine whether and the extent to which the Performance Goals were met for the applicable Performance Stock Units. If the Committee determines that the Performance Goals have been met, then the number of Performance Stock Units to be converted into Stock and/or cash and distributed to the Participants shall be determined in accordance with the Performance Goals for such Awards, subject to any limits imposed by the Committee.

(b)

Payment of Performance Stock Units shall be made in a single lump sum, as soon as reasonably administratively possible following the determination of the number of Shares or amount of cash to which the Participant is entitled but not later than the 15th day of the third month following the end of the applicable Performance Period.

(c)	Performance Stock Units will be distributed to Participants in the form of cash, Stock, any combination of cash and Stock, or such other form as provided by the Committee.

(d)

At any time prior to the distribution of the Performance Stock Units, unless otherwise provided by the Committee or prohibited by this Plan (such as in the case of a Change in Control), the Committee shall have the authority to modify the Performance Goals or the terms and conditions of Performance Stock Units, reduce or eliminate the number of Performance Stock Units to be converted and distributed, cancel any part or all of a grant or award of Performance Stock Units, or to mandate the form in which the Award shall be paid (i.e., in cash, in Stock or both, in any proportions determined by the Committee).

(e)

Notwithstanding anything to the contrary in this Plan, after a Change in Control, the payout of Performance Stock Units shall be determined exclusively by the attainment of the Performance Goals in effect prior to the Change in Control, and such Performance Goals may not be modified after such Change in Control. In addition, after a Change in Control, other than an adjustment to the awards based on the extent to which the Performance Goals were achieved, AT&T shall not reduce or eliminate the number of Performance Stock Units or cancel any part or all of a grant or award of Performance Stock Units.

(f)

For the purpose of converting Performance Stock Units into cash and distributing the same to the holders thereof (or for determining the amount of cash to be deferred), the value of a Performance Stock Unit shall be the Fair Market Value of a Share on the date the Committee authorizes the payout of Awards. Performance Stock Units to be distributed in the form of Stock will be converted at the rate of one (1) Share per Performance Stock Unit.

8.07

Death or Disability. In the event of the Participant’s death during a Performance Period, the Participant shall receive a lump sum payout of the related outstanding Performance Stock Units calculated as if all unfinished Performance Periods had ended with one hundred percent (100%) of the Performance Goals achieved, valued as of the date of death and payable as soon thereafter as reasonably possible but not later than the 15th day of the third month after the end of the calendar year in which such death occurred. Where the amount or part of Dividend Equivalents is determined by the number of Performance Stock Units that are paid out or is otherwise determined by a performance measure, and the related Performance Period for the Dividend Equivalents was not completed at death, then the Dividend Equivalents will be calculated as though one hundred percent (100%) of the goals were achieved and paid as soon as reasonably possible. In the event of a Participant’s Termination of Employment due to Disability during a Performance Period, the Participant’s Performance Stock Units will remain outstanding and shall vest and be paid, subject to achievement of the Performance Goals, at the same time and under the same terms that such outstanding Performance Stock Units would otherwise be paid.

8.08

Retirement, Surplus Termination, Severance Termination, or Other Termination. Unless the Committee determines otherwise at any time, in the event of the Participant’s Termination of Employment during the Performance Period while Retirement eligible, in the event of a Surplus Termination of Employment, or Severance Termination of Employment, and in each case, not due to death or Disability, then upon such Termination, the number of the Participant’s Performance Stock Units shall be adjusted; the revised Awards shall be determined by (i) multiplying the number of the Performance Stock Units, by (ii) (A) the number of months the Participant worked at least one day during the respective Performance Period, divided by (B) the number of months in the Performance Period, and such revised Award shall be paid, subject to achievement of the Performance Goals, at the same time and under the same terms that such outstanding Performance Stock Units would otherwise be paid. If the Termination of Employment occurs during the Performance Period and is for a reason other than Death, Disability, Surplus Termination of Employment, or Severance Termination of Employment and while the Participant is not Retirement eligible, then the related Award shall be canceled upon such Termination.

8.09	Nontransferability. Performance Stock Units are not transferable.

Article 9.	Beneficiary Designation.

9.01

In the event of the death of a Participant, distributions or Awards under this Plan shall pass to the Participant’s beneficiary as designated in accordance with the procedures established by the applicable brokerage account administrator engaged by AT&T to administer Awards under the Plan, as the same may be amended from time to time, provided that all Options shall pass to the Participant’s beneficiary as designated in accordance with procedures implemented by AT&T, as the same may be amended from time to time. If the Participant has no living designated beneficiary or no valid beneficiary designation, then all undistributed Awards shall pass to the Participant’s estate.

Article 10.	Employee Matters.

10.01

Employment Not Guaranteed. Nothing in the Plan shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant’s Employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or one of its Subsidiaries.

10.02

Participation. No Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award. Participation in the Plan is entirely voluntary and is not a term and condition of employment.

10.03	Loyalty Conditions and Enforcement. This section relates solely to Awards granted to a Participant who is an Executive Level Employee as of the date the Award is made.

(a)

Each Award under the Plan is intended to closely align the Participant’s long-term interests with those of the Company and its shareholders, and the conditions set forth in subsections (b) or (c) hereof (collectively, the “Loyalty Conditions”) are intended to protect the Company’s critical need for each Participant’s loyalty to the Company and its shareholders. If any Participant does not comply with a Loyalty Condition, either during employment or within the periods described below following Termination of Employment for any reason, then the Participant is acting contrary to the long-term interests of the Company and creates risk of irreparable harm to the Company, and there will be a failure of the consideration on which the Participant received any Award or Awards pursuant to the Plan. Accordingly, unless otherwise provided in the Award, as a condition of such Award, the Participant is deemed to agree that he shall not, without obtaining the written consent of AT&T in advance, violate the Loyalty Conditions of this Section.

Unless otherwise expressly provided in an Award Agreement, if the Participant violates a Loyalty Condition, then the Company may terminate any outstanding, unexercised, unexpired, unpaid, or deferred Awards (“Award Termination”), rescind any exercise, payment or delivery pursuant to any Award or Awards (“Rescission”), or recapture any cash or Shares (whether restricted or unrestricted) issued pursuant to any Award or Awards, or proceeds from the Participant’s sale of such Shares (“Recapture”), to the extent permitted under Applicable Law.

Where permitted by law and subject to any limitations provided for in the Award, the Company may also (or in the alternative), pursue and secure injunctive relief (temporary and/or permanent) and/or an order of specific performance to enforce the Loyalty Conditions and prevent the irreparable harm that would result, or would be likely to result, from a breach of the Loyalty Conditions by Participant.

(b)

For as long as such information continues to qualify as Confidential Information under the terms of the Plan or a trade secret under Applicable Law, a Participant shall not, without the Company’s prior written authorization, (i) disclose to anyone outside the Company or use, other than in the Company’s business, any Confidential Information, or (ii) disclose or engage in any unauthorized use of any trade secrets of the Company, as that term is defined under Applicable Law, subject to the exceptions and limitations provided for in Section 10.03(j) below.

“Confidential Information” means all information belonging to, or otherwise relating to the business of the Company, which is not generally known, regardless of the manner in which it is stored or conveyed to Participant, and which the Company has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure. Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Participant. For example, Confidential Information is presumed to include, without limitation, non-public information concerning the Company’s business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Company, or any of the products or services made, developed or sold by the Company. Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Participant from a third party; (iii) was known to Participant prior to receipt from the Company; or (iv) was independently developed by Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Section.

(c)

So long as Participant remains an employee of the Company, Participant will not commit any breach of Participant’s fiduciary duty or the duty of loyalty, as determined by Applicable Law, and Participant will have a duty of loyalty that includes the obligation: (i) to promptly notify the Company of business opportunities related to the Company’s line of business without pursuing them independently for personal gain without the written authorization of the Company, (ii) to avoid competing with the Company, assisting others in their efforts to compete with the Company, or otherwise engaging in conduct that creates a conflict of interest under Company policy, and (iii) to avoid knowingly interfering with key business relationships (such as customers, clients, employees, and suppliers) for the benefit of any person or entity who is engaged in, or preparing to engage in a competing business enterprise.

A Participant shall not, without the Company’s prior written authorization within two years after the Termination of Employment for any reason, engage in any of the following disloyal conduct:

(i)

own, operate or control, or participate in the ownership, operation or control of, any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) that competes with the Company in the Restricted Business anywhere in the Restricted Territory;

(ii)

become employed as an officer, executive, or in another material management advice role by any business enterprise (including, without limitation, any corporation, partnership, proprietorship or other venture) that competes with the Company in the Restricted Business (a “Competitor”) anywhere in the Restricted Territory, if such employment or engagement with the Competitor involves duties or the provision of services that (x) are the same as or are similar in function or purpose to those Participant provides to the Company in the Look Back Period, (y) are likely to result in the use or disclosure of Confidential Information for the benefit of a Competitor, or (z) otherwise would require Participant to compete against the Company in the Restricted Business;

(iii)

Solicit any nonclerical employee of the Company or a Subsidiary that Participant supervised, regularly worked with, or otherwise had Contact with in the two years preceding Participant’s last day of employment (a “Covered Employee”) to terminate his, her, or their employment with the Company or a Subsidiary or otherwise assist a Competitor in efforts to hire a Covered Employee away from the Company or a Subsidiary;

(iv)

Solicit any client or customer of the Company, or active prospective client or customer of the Company, that Participant has Material Contact within the two years preceding Participant’s last day of employment (a “Covered Client”) for the purpose of causing the Covered Client to do competitive business with a Competitor, or for any other purpose that would cause the Covered Client to cease or reduce doing business with the Company; with the understanding that the terms client and customer are used interchangeably herein;

(v)

Solicit, or assist others in their effort to Solicit, any supplier, vendor, distributor, or other provider of goods or services relied upon by the Company that Participant has Material Contact with on behalf of the Company in the two years preceding Participant’s last day of employment (a “Covered Provider”), for any purpose that would cause the Covered Provider to cease or reduce doing business with the Company; or,

(vi)

become employed as an officer, executive, or in another material management advice role by any business enterprise that is a supplier of the Company that Participant has Material Contact with on behalf of the Company in the two years preceding Participant’s last day of employment if such supplier does business with the Company in the Restricted Area, without prior written authorization from the Company to ensure there is no conflict of interest.

For purposes of this Section, the term “Restricted Business” means the business of providing communications or connectivity services, including both wireless and wire-lined telephone, messaging, satellite, Internet, data, and related services; the term “Restricted Territory” shall mean each state or state-equivalent within the United States and any additional countries that the Company does business in where Confidential Information that Participant is provided access to could be used to harm or compromise the business interests of the Company (inclusive of but not limited to the state or state equivalent in which the Participant maintains Participant’s principal office as an employee of the Company when last employed by the Company). It will be presumed that the Restricted Area includes all of the states and state-equivalents within the United States given the national nature of the Company’s business, the level of Participant’s role in the Company, and the access to Confidential Information provided through such role; for purposes of Section 10.03(c)(iii) the term “Contact” means interaction between the Participant and the nonclerical employee during performance of Participant’s job responsibilities on behalf of the Company.

For purposes of this Section, the “Look Back Period” refers to the period of Participant’s employment with the Company (inclusive of employment with a predecessor business acquired in whole or in part by the Company) in the five years preceding the Termination of Employment date (which is presumed reasonable and necessary because it coincides with the length of Company’s long term business planning information); to “Solicit” will be presumed to mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action (such as starting, modifying, or ending a business relationship), irrespective of who first initiated contact, and it shall not include posting job openings; and, it will be presumed that “Material Contact” with a client, supplier, or provider is involved if Participant participates (directly or through supervision) in transactions, proposals, Confidential Information exchanges, or business activities with the client, supplier, or provider.

(d)

Coincidentally with and as a condition of the exercise, receipt of payment, or delivery of cash or Shares pursuant to an Award, the Company may require that the Participant provide a certification to the Company in writing that Participant is in full compliance with the terms and conditions of the Plan, including its Loyalty Conditions. If a Termination of Employment has occurred for any reason, the Participant’s certification shall state the name and address of the Participant’s then-current employer or any entity for which the Participant performs business services and the Participant’s title, and shall identify any organization or business in which the Participant owns an equity interest of greater than five percent.

(e)

If the Committee determines, in its sole and absolute discretion, that a Participant has violated any of the Loyalty Conditions, then the Committee may, in its sole and absolute discretion, impose an Award Termination, Rescission, and/or Recapture with respect to any or all of the Participant’s Awards, including any Shares or cash associated therewith, or any proceeds thereof. Where permitted by law, the Company may also or alternatively pursue injunctive relief to prevent further violations of the Loyalty Conditions and the irreparable harm that would likely result from same.

(f)

Within ten days after receiving notice from the Company of a determination that there has been a violation of the Loyalty Conditions, the Participant shall, if requested to do so, deliver to the Company the cash or Shares acquired pursuant to any and all Awards, or, if Participant has sold the Shares, the gain realized, or payment received as a result of the rescinded exercise, payment, or delivery; provided, that if the Participant returns Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of such Shares), the Company shall promptly refund the exercise price, without earnings or interest, that the Participant paid for the Shares. Any payment by the Participant to the Company pursuant to this Section shall be made either in cash or by returning to the Company the number of Shares that the Participant received in connection with the rescinded exercise, payment, or delivery.

It shall not be a basis for Award Termination, Rescission or Recapture if, after a Termination of Employment, the Participant purchases, as an investment or otherwise, stock or other securities of an organization engaged in the Restricted Business, so long as (i) such stock or other securities are listed upon a recognized securities exchange or traded over the counter, and (ii) such investment does not represent more than a ten percent (10%) equity interest in the organization or business.

(g)

Notwithstanding the foregoing provisions of this Section, the Company has sole and absolute discretion not to require Award Termination, Rescission and/or Recapture, and its determination not to require Award Termination, Rescission and/or Recapture with respect to any particular act by a particular Participant or Award shall not in any way reduce or eliminate the Company’s authority to require Award Termination, Rescission and/or Recapture with respect to any other act or Participant or Award, or to pursue injunctive relief to prevent irreparable harm where necessary. Nothing in this Section shall be construed to impose obligations on the Participant to refrain from engaging in lawful competition with the Company after the Participant’s Termination of Employment that does not violate subsections (b) or (c) of this Section, other than any obligations that are part of any separate agreement between the Company and the Participant or that arise under Applicable Law.

(h)

All administrative and discretionary authority given to the Company under this Section shall be exercised by the CHRO or such other person or committee (including without limitation the Committee) as the Committee may designate from time to time.

(i)

If any restriction on Participant within this Section cannot be enforced as written in some part (such as time, scope of activity, or geography) under controlling Applicable Law, the adjudicator (court or arbitrator) shall enforce the restriction to such lesser extent as would make the obligation reasonable and enforceable, and/or will reform the restriction which shall automatically be deemed amended in a manner consistent with its objectives and any limitations required under Applicable Law. Presumptions provided for in this Agreement can only be overcome through clear and convincing evidence by the party opposing the presumption, and a presumption will not apply if its application would make the provision or restriction where it would be applied void, voidable, or otherwise unenforceable.

(j)

Protected Conduct. Notwithstanding any provision to the contrary, nothing in this Plan shall be interpreted to prohibit, limit or interfere with a Participant’s right to oppose or report possible violations of federal, state or local law or regulation to any governmental or law enforcement agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission (SEC), the Federal Communications Commission or Congress, to make other disclosures that are protected under the whistleblower or other provision of federal, state or local law or regulation, or to receive an award, reward, or other compensation therefore. Nothing in this Plan or any related agreement limits or affects Participant’s right to disclose or discuss criminal conduct, discrimination, harassment (including but not limited to sexual harassment or sexual assault) or retaliation, prohibits

Participant from discussing such matters with Participant’s own legal counsel, or prohibits Participant from providing truthful testimony in a legal or adjudicatory proceeding (such as a judicial, administrative, or arbitration proceeding). Similarly, a Participant may report such possible violations to anyone in Participant’s chain of command, the AT&T Legal Department, AT&T Global Security and Investigations, or any other AT&T group responsible for compliance with laws or AT&T policy.

Nothing in this Plan or any related agreement or in any other Company agreement, policy, directive, or representation prohibits or impedes Participant, or any employee or former employee of the Company, from communicating directly with the SEC under the protection of SEC Rule 21F-17. If Participant has initiated communication with the SEC relating to a possible securities law or rule violation, nothing in this Agreement prohibits or impedes Participant’s ability to continue to communicate directly with the SEC or requires Participant to first seek consent, written or oral, from the Company before doing so. Further, nothing in this Plan or any related agreement prohibits or impedes Participant from testifying in any SEC proceeding or, if eligible under applicable law, interferes with Participant’s right, if any, to receive an award from the government for information provided to the SEC.

Participant acknowledges notice that under the Defend Trade Secrets Act (“DTSA”) no individual may be held criminally or civilly liable under Federal or State trade secret law for a trade secret disclosure that complies with 18 USC § 1833(b), such as a disclosure that is: (a) made in confidence to a Federal, State, or local government official, directly or indirectly, or to an attorney; (b) made solely for the purpose of reporting or investigating a suspected violation of law; or (c) made in a complaint or other document filed in a lawsuit or other adjudicatory legal proceeding, if such filing is made under seal. Also, under this law an individual pursuing a legal claim for retaliation by an employer for reporting a suspected violation of the law may disclose a trade secret to his/her attorney and use it in documents filed in the adjudicatory proceeding under seal provided he/she does not engage in disclosure except pursuant to order of the adjudicator.

10.04

Clawback/Recoupment. Awards granted under the Plan may be canceled or forfeited and the Participant shall be required to repay to the Company any amount received under an Award in the event the Participant violates the Company’s Code of Business Conduct. In addition, Awards shall be subject to recoupment in accordance with any clawback policy that the Company adopts, including the Company’s Policy on Restitution and the Company’s Clawback Policy, and including any such other policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Rule 10D-1 under the Exchange Act or other applicable law. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate. No recovery of compensation under such a clawback policy or provision will be an event giving rise to a right to resign for “good reason” or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between any Participant and the Company. This section shall not limit the Company’s right to revoke or cancel an award or take other action against a recipient of an award for any other reason, including but not limited to misconduct.

Article 11.	Amendment and Termination of Plan or Awards.

11.01

Amendment and Termination. At any time and from time to time, the Board or the Disinterested Committee may amend or terminate the Plan. The Board, the Disinterested Committee, or the Non-Insider Committee (subject to Section 3.01) may amend an Award in whole or in part. Notwithstanding the foregoing, no termination, amendment, or modification of the Plan or any Award (other than Performance Stock Units) that adversely affects in any material way any Award previously granted under the Plan shall be made without the written consent of the Participant holding such Award; provided, however, that any such modification made for the purpose of complying with Section 409A of the Code or due to changes in applicable law may be made by the Company without the consent of any Participant.

11.02

Delay in Payment. To the extent required in order to avoid the imposition of any interest and/or additional tax under Section 409A(a)(1)(B) of the Code, any amount that is considered deferred compensation under the Plan or Agreement and that is required to be postponed pursuant to Section 409A of the Code, following the a Participant’s Termination of Employment shall be delayed for six months if a Participant is deemed to be a “specified employee” as defined in Section 409A(a)(2)(i)(B) of the Code; provided that, if the Participant dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A shall be paid ’in accordance with Section 9.01 within 60 days following the date of his death. A “Specified Employee” means any Participant who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by AT&T in accordance with its uniform policy with respect to all arrangements subject to Code Section 409A, based upon the twelve (12) month period ending on each December 31st (such twelve (12) month period is referred to below as the “identification period”). All Participants who are determined to be key employees under Code Section 416(i) (without regard to paragraph (5) thereof) during the identification period shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the first day of the 4th month following the close of such identification period.

Article 12.	Withholding.

12.01

Tax Withholding. Unless otherwise provided by the Committee, the Company shall deduct or withhold an amount sufficient to satisfy Federal, state, and local taxes (including but not limited to the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event arising or as a result of this Plan (“Withholding Taxes”).

12.02	Share Withholding.

(a)

Unless otherwise provided by the Committee, upon the exercise of Options, the lapse of restrictions on Restricted Stock, the distribution of Performance Stock Units in the form of Stock, or any other taxable event hereunder involving the transfer of Stock to a Participant, the Company shall withhold Stock equal in value to the Withholding Taxes applicable to such transaction using the method used to value the Stock for tax purposes.

(b)	Any fractional Share of Stock payable to a Participant shall be withheld as additional Federal withholding, or, at the option of the Company, paid in cash to the Participant.

(c)

Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale through an agent appointed by the Company of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the Fair Market Value of the Stock.

(d)

If permitted by the Committee, prior to the end of any Performance Period a Participant may elect to have a greater amount of Stock withheld from the distribution of Performance Stock Units to pay withholding taxes; provided, however, the Committee may prohibit or limit any individual election or all such elections at any time.

(e)

Alternatively, or in combination with the foregoing, the Committee may require Withholding Taxes to be paid in cash by the Participant or by the sale of a portion of the Stock being distributed in connection with an Award, or by a combination thereof.

Article 13.	Successors.

13.01

All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Article 14.	Legal Construction.

14.01

Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

14.02

Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision or part thereof had not been included.

14.03

Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.04

Errors. At any time AT&T may correct any error made under the Plan without prejudice to AT&T. Such corrections may include, among other things, changing or revoking an issuance of an Award. Neither AT&T nor their delegates shall be liable for any damages resulting from the correction of, or a delay in correcting, any error made under the Plan. In no event shall AT&T or any of their delegates be liable for consequential or incidental damages arising out of a failure to comply with the terms of the Plan.

14.05	Elections and Notices.

(a)

Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including but not limited to elections or notices through electronic means, over the Internet or otherwise. An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. AT&T may limit the time an election may be made in advance of any deadline.

(b)

Where any notice or filing required or permitted to be given to AT&T under the Plan, it shall be delivered to the principal office of AT&T, directed to the attention of the CHRO. Such notice shall be deemed given on the date of delivery.

(c)

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant’s work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant’s e-mail address as shown on the records of AT&T.

(d)

It is the Participant’s responsibility to ensure that the Participant’s addresses are kept up to date on the records of AT&T. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants’ work locations.

14.06

Governing Law. To the extent not preempted by Federal law, the Plan, and all awards and agreements hereunder, and any and all disputes in connection therewith, shall (unless otherwise expressly provided for in an award or agreement hereunder) be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction; provided, however, that federal law and the Federal Arbitration Act U.S.C. § 1 et seq. shall control as to all arbitration rights in the event Participant and the Company have entered into a Management Arbitration Agreement.

14.07

Venue. Because awards under the Plan are granted in Texas, records relating to the Plan and awards thereunder are located in Texas, and the Plan and awards thereunder are administered in Texas, except as otherwise agreed by the Participant and the Company in a Management Arbitration Agreement or the terms of an award agreement hereunder, the Company and the Participant to whom an award under this Plan is granted, for themselves and their successors and assigns, agree that any legal claim or action that can be pursued in a court of law will be pursued exclusively in a court of proper subject matter jurisdiction (state or federal) located in Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any awards under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any awards or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, except as otherwise agreed by the Participant and the Company in a Management Arbitration Agreement, the parties agree that:

(a)	sole and exclusive appropriate venue for any such action shall be an appropriate federal or state court in Dallas County, Texas, and no other,

(b)	all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other,

(c)	such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto, and

(d)

that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens; provided, however, that

(e)

if the court(s) chosen by the parties in (a) – (d) above will not accept or cannot accept jurisdiction over the legal claim or dispute then the claim or dispute may be pursued in another court that would otherwise have authority to exercise jurisdiction over the parties and the claim or dispute.

14.08

409A Compliance. Awards under the Plan may be structured to be exempt from or be subject to Section 409A of the Code. To the extent that Awards granted under the Plan are subject to Section 409A of the Code, the Plan will be construed and administered in a manner that enables the Plan and such Awards to comply with the provisions of Section 409A of the Code.